UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

October 17, 2013

THERAGENICS CORPORATION®

(Exact name of registrant as specified in charter)

Delaware	000-14339	58-1528626
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5203 Bristol Industrial Way

Buford, Georgia 30518

(Address of principal executive offices / Zip Code)

(770) 271-0233

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.07. Submission of Matters to a Vote of Security Holders.

A special meeting of stockholders (the “Special Meeting”) of Theragenics Corporation (the “Company”) was held on October 17, 2013. The purpose of the Special Meeting was to submit previously disclosed proposals to a vote of the Company’s stockholders as of the close of business on September 16, 2013 (the record date for the Special Meeting). The proposals being voted upon were: (i) to adopt the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 2, 2013, by and between Juniper Acquisition Corporation and the Company, (ii) to approve, on a non-binding, advisory basis, certain merger-related compensation arrangements for the Company’s named executive officers, and (iii) to approve an adjournment of the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies for the approval of the Merger Agreement.

At the Special Meeting, the Company’s stockholders adopted the Merger Agreement and the merger-related compensation arrangements.  Because the holders of a majority of the outstanding shares of the Company’s common stock voted at the Special Meeting to adopt the Merger Agreement, the proposal to adjourn the Special Meeting was not submitted for a vote.

According to the report of the inspector of elections, the holders of a total of 20,630,190 shares of Company common stock, representing approximately 66.1% of the outstanding shares entitled to vote, were present in person or represented by proxy at the Special Meeting. A summary of the voting results for the proposals called at the Special Meeting is set forth below:

Proposal 1: Adoption of the Merger Agreement

FOR	AGAINST	ABSTAIN
19,661,651	954,606	13,933

Proposal 2: Approval of the Merger-Related Compensation

FOR	AGAINST	ABSTAIN
11,787,763	7,902,839	939,588

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Theragenics Corporation (Registrant)

Dated:	October 22, 2013

By:	/s/ Francis J. Tarallo
Francis J. Tarallo
Chief Financial Officer